Exhibit 4.4

                           INVESTORS' RIGHTS AGREEMENT

          This INVESTORS' RIGHTS AGREEMENT is made as of the 3rd day of May, 2002, by and among THE ASHTON TECHNOLOGY GROUP, INC., a Delaware corporation (the "Company"), OPTIMARK INNOVATIONS INC., a Delaware corporation (the "Investor") and those individuals listed on Schedule A hereto each of which is herein referred to as a "Identified Shareholder". The Company, the Investor and each Identified Shareholder are sometimes hereinafter referred to individually as a "Party" and collectively as the "Parties".

                                    RECITALS

          WHEREAS, the Company and the Investor are parties to the Securities Purchase Agreement dated as of February 4, 2002 (the "Stock Purchase Agreement");

          WHEREAS, in order to induce the Company to enter into the Stock Purchase Agreement and to induce the Investor to invest funds in the Company pursuant to the Stock Purchase Agreement, the Investor, the Identified Shareholders and the Company hereby agree that this Agreement shall govern the rights of the Investor to cause the Company to register certain shares of Common Stock and certain other matters as set forth herein.

          NOW, THEREFORE, THE PARTIES HEREBY AGREE AS FOLLOWS:

1.   Definitions. For purposes of this Agreement:

     1.1. "Act" means the Securities Act of 1933, as amended.

     1.2. "Additional Stock" has the meaning set forth in Section 3.2 of this Agreement.

     1.3. "Affiliate" has the meaning specified in Rule 12b-2 under the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

     1.4. "Agreement" means this Investors' Rights Agreement, dated as of the date set forth above, among the Company, the Investor and the Identified Shareholders, as amended, restated, supplemented or modified from time to time and including all exhibits and schedules hereto.

     1.5. "Board of Directors" means the board of directors of the Company.

     1.6. "Common Stock" has the meaning set forth in the Stock Purchase Agreement.

     1.7. "Company" has the meaning set forth in the preamble to this Agreement.



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     1.8. "Debt" of any Person means, without duplication, all liabilities, obligations and indebtedness of such Person, of any kind or nature, now or hereafter owing, arising, due or payable, howsoever evidenced, created, incurred, acquired or owing, whether primary, secondary, direct, contingent, fixed or otherwise, consisting of indebtedness for borrowed money or the deferred purchase price of real or personal property.

     1.9. "Excluded Entity" means any exchange, ECN and ATS, including, without limitation: Reuters plc, Dow Jones & Company, Thomson Financial Services, Inc., Instinet Corporation, The Interactive Brokers Group/The Timber Hill Group, NYFIX Inc. and NYFIX Millenium, ITG Inc., Bloomberg L.P., Liquidnet Inc., Hull Trading/Goldman Sachs/Spear Leeds & Kellog, The New York Stock Exchange, The Nasdaq Stock Market, Inc., Pacific Stock Exchange, The Island ECN, Inc., Knight Trading Group and BNP Cooper Neff, and any Affiliates of the same.

     1.10. "Form S-3" means such form under the Act as in effect on the date hereof or any registration form under the Act subsequently adopted by the SEC which permits inclusion or incorporation of substantial information by reference to other documents filed by the Company with the SEC.

     1.11. "GAAP" has the meaning set forth in Section 3.1(a) of this Agreement.

     1.12. "Guaranty" means, with respect to any Person, all obligations of such Person which in any manner directly or indirectly guarantee or assure, or in effect guarantee or assure, the payment or performance of any indebtedness, dividend or other obligations of any other Person (the "guaranteed obligations"), or assure or in effect assure the holder of the guaranteed obligations against loss in respect thereof, including any such obligations incurred through an agreement, contingent or otherwise: (i) to purchase the guaranteed obligations or any property constituting security therefor; (ii) to advance or supply funds for the purchase or payment of the guaranteed obligations or to maintain a working capital or other balance sheet condition; or (iii) to lease property or to purchase any debt or equity securities or other property or services.

     1.13. "Holder" means any Person owning or having the right to acquire Registrable Securities or any assignee thereof in accordance with Section 2.12 hereof.

     1.14. "Identified Shareholder" has the meaning set forth in the preamble to this Agreement.

     1.15. "Investor" has the meaning set forth in the preamble to this Agreement.

     1.16. "Investor Directors" has the meaning set forth in Section 3.5(a) of this Agreement.

     1.17. "IRS" means the United States Internal Revenue Service.

     1.18. "1934 Act" shall mean the Securities Exchange Act of 1934, as amended.


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     1.19. "NASD" means the National Association of Securities Dealers.

     1.20. "Notice" has the meaning set forth in Section 3.2(a) of this Agreement.

     1.21. "Option Plan" means the Company's 1998, 1999 and 2000 Plan(s) as in effect on the date of this Agreement.

     1.22. "Party" or "Parties" have the meanings set forth in the preamble to this Agreement.

     1.23. "Person" means any natural person, sole proprietorship, partnership, limited liability company, joint venture, trust, unincorporated organization, association, corporation, governmental authority, or any other entity.

     1.24. The term "register", "registered" and "registration" refer to a registration effected by preparing and filing a registration statement or similar document in compliance with the Act, and the declaration or ordering of effectiveness of such registration statement or document.

     1.25. "Registrable Securities" means (i) the Common Stock purchased under the Stock Purchase Agreement, (ii) the Common Stock issuable or issued to the Investor through any other means from and after the date hereof, and (iii) any Common Stock of the Company issued as (or issuable upon the conversion or exercise of any warrant, right or other security which is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of the shares referenced in (i) - (ii) above.

     1.26. The number of shares of "Registrable Securities then outstanding" shall be determined by the number of shares of Common Stock outstanding which are, and the number of shares of Common Stock issuable pursuant to then exercisable or convertible securities which are, Registrable Securities.

     1.27. "SEC" means the Securities and Exchange Commission.

     1.28. "Stock Purchase Agreement" shall have the meaning set forth in the recitals to this Agreement.

     1.29. "Subsidiary" or "Subsidiaries" means any corporation, limited liability company, association or other business entity at least fifty percent (50%) of the outstanding voting stock or voting interests of which is at the time owned or controlled directly or indirectly by the Company or by one or more of such Subsidiaries or both, where "voting stock" or "voting interests" means any shares of stock or interests having general voting power in electing the board of directors or other governing body (irrespective of whether or not at the time stock or interests of any other class or classes has or might have voting power by reason of any contingency). As of the date of execution of this Agreement, the Subsidiaries of the Company are: (i) Universal Trading


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Technologies Corporation, a Delaware corporation "UTTC"); (ii) NextExchange,
Inc., a Delaware corporation and wholly-owned Subsidiary of UTTC; (iii) Croix Securities, Inc., a Delaware corporation and wholly-owned Subsidiary of UTTC;
(iv) REB Securities, Inc., a Delaware corporation and wholly-owned Subsidiary of UTTC; (v) ATG Trading, LLC, a Delaware limited liability company; (vi) Ashton Technology Canada, Inc., a corporation subsisting under the laws of Canada; and
(vii) Electronic Market Center, Inc., a Delaware corporation.

     1.30. "Violation" has the meaning set forth in Section 2.9(a) of this Agreement.

2.   Registration Rights. The Company covenants and agrees as follows:

     2.1. Request for Registration By Investor.

          (a) If the Company shall receive at any time after the date hereof a written request from the Investor that the Company file a registration statement under the Act covering the registration of Registrable Securities then outstanding, then the Company shall:

              (i) within ten (10) days of the receipt thereof, give written notice of such request to all Holders; and

              (ii) use its best efforts to effect as soon as practicable the registration under the Act of all Registrable Securities which the Holders request to be registered, subject to the limitations of subsection 2.1(b).

          (b) If the Investor initiating the registration request hereunder intends to distribute the Registrable Securities covered by its request by means of an underwriting, it shall so advise the Company as a part of its request made pursuant to subsection 2.1(a) and the Company shall include such information in the written notice referred to in subsection 2.1(a). The underwriter will be selected by the Company, subject to the approval of the Investor, not to be unreasonably withheld. In such event, the right of any Holder to include his Registrable Securities in such registration shall be conditioned upon such Holder's participation in such underwriting and the inclusion of such Holder's Registrable Securities in the underwriting (unless otherwise mutually agreed by the Investor and such Holder) to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall (together with the Company as provided in subsection 2.3(e)) enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting. Notwithstanding any other provision of this
Section 2.1, if the underwriter advises the Investor in writing that marketing factors require a limitation of the number of shares to be underwritten, then the Investor shall so advise all Holders of Registrable Securities which would otherwise be underwritten pursuant hereto, and shares shall be included in such underwriting according to the following priorities: (i) first, pro rata among any other holders of Registrable Securities according to the total number of Registrable Securities entitled to be included therein by each Holder of Registrable


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Securities, and (ii) lastly, pro rata among any other holders of the
Company's securities seeking registration.

          (c) Notwithstanding the foregoing, if the Company shall furnish to Investor requesting a registration statement pursuant to this Section 2.1, a certificate signed by the Chief Executive Officer of the Company stating that in the good faith judgment of the Board of Directors, it would be seriously detrimental to the Company and its stockholders for such registration statement to be filed and it is therefore essential to defer the filing of such registration statement, the Company shall have the right to defer taking action with respect to such filing for a period of not more than 90 days after receipt of the request of the Investor; provided, however, that the Company may not utilize this right more than once in any twelve-month period.

          (d) In addition, the Company shall not be obligated to effect, or to take any action to effect, any registration pursuant to this Section 2.1:

              (i) for one hundred eighty (180) days from the closing of the Stock Purchase Agreement;

              (ii) for 180 days from declaration of the effectiveness of a registration statement filed by the Company pursuant to this Section 2.1;

              (iii) After the Company has effected two (2) registrations pursuant to this Section 2.1 and such registrations have been declared or ordered effective;

              (iv) During the period starting with the date thirty (30) days prior to the Company's good faith estimate of the date of filing of, and ending on a date ninety (90) days after the effective date of, a registration subject to Section 2.2 hereof; provided that (I) the Company is actively employing in good faith all reasonable efforts to cause such registration statement to become effective and the Holders of Registrable Securities shall have been entitled to join such registration pursuant to this Agreement and all Registrable Securities requested by the Holders to be registered shall have been so registered and (II) the delay of any registration requested pursuant to Section 2.1, as a result of this clause (iv) shall not exceed an aggregate of 180 days; or

              (v) If the Investor proposes to dispose of shares of Registrable Securities that may be immediately registered on Form S-3 pursuant to a request made in accordance with Section 2.11 below.

     2.2. Company Registration. If (but without any obligation to do so) the Company proposes to register (including for this purpose a registration effected by the Company for stockholders other than the Holders) any of its stock under the Act in connection with the public offering of such stock solely for cash (other than a registration on Form S-4 or Form S-8 or any other form relating solely to the sale of securities to participants in a Company stock plan, a registration on any form which does not include substantially the same information as would be required to be included in a registration


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statement covering the sale of the Registrable Securities or a registration in which the only Common Stock being registered is Common Stock issuable upon conversion of debt securities which are also being registered), the Company shall, at such time, promptly give each Holder written notice of such registration. Upon the written request of each Holder given within twenty (20) days after mailing of such notice by the Company, the Company shall, subject to the provisions of Section 2.7, cause to be registered under the Act all of the Registrable Securities that each such Holder has requested to be registered.

     2.3. Obligations of the Company. Whenever required under this Section 2 to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible:

          (a) Prepare and file with the SEC a registration statement with respect to such Registrable Securities and use its commercially reasonable best efforts to cause such registration statement to become effective, and, upon the request of the Holders of a majority of the Registrable Securities registered thereunder, keep such registration statement effective for a period of up to one hundred eighty (180) days or until the distribution contemplated in the Registration Statement has been completed; provided, however, that (i) such 180-day period shall be extended for a period of time equal to the period the Holder refrains from selling any securities included in such registration at the request of an underwriter of Common Stock (or other securities) of the Company; and (ii) in the case of any registration of Registrable Securities on Form S-3 which are intended to be offered on a continuous or delayed basis, such 180-day period shall be extended, if necessary, to keep the registration statement effective until all such Registrable Securities are sold.

          (b) Prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Act with respect to the disposition of all securities covered by such registration statement.

          (c) Furnish to the Holders such numbers of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Act, and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned by them.

          (d) Use its best efforts to register and qualify the securities covered by such registration statement under such other securities or blue sky laws of such jurisdictions as shall be reasonably requested by the Holders; provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business, subject itself to general taxation or file a general consent to service of process in any such states or jurisdictions.

          (e) In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form,


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with the managing underwriter of such offering. Each Holder participating in such underwriting shall also enter into and perform its obligations under such an agreement.

          (f) Notify each Holder of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing.

          (g) Cause all such Registrable Securities registered pursuant hereunder to be listed on each securities exchange on which similar securities issued by the Company are then listed.

          (h) Provide a transfer agent and registrar for all Registrable Securities registered pursuant hereunder and a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration.

          (i) Furnish, at the request of any Holder requesting registration of Registrable Securities pursuant to this Section 2, on the date that such Registrable Securities are delivered to the underwriters for sale in connection with a registration pursuant to this Section 2, if such securities are being sold through underwriters, or, if such securities are not being sold through underwriters, on the date that the registration statement with respect to such securities becomes effective, (i) an opinion, dated such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering, addressed to the underwriters, if any, and to the Holders requesting registration of Registrable Securities and (ii) a letter dated such date, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering, addressed to the underwriters, if any, and to the Holders requesting registration of Registrable Securities.

     2.4. Furnish Information. It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Section 2 with respect to the Registrable Securities of any selling Holder that such Holder shall furnish to the Company such information regarding itself, the Registrable Securities held by it, and the intended method of disposition of such securities as shall be required to effect the registration of such Holder's Registrable Securities.

     2.5. Expenses of Demand Registration. All expenses (other than underwriting discounts and commissions incurred in connection with registration), filings or qualifications pursuant to Section 2.1 including, without limitation, all registration, filing and qualification fees, printers' and accounting fees, fees and disbursements of counsel for the Company and reasonable fees and disbursements of one counsel for the selling Holders shall be borne by the Company not in excess of $50,000; provided, however, that the


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Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to Section 2.1 if the registration request is subsequently withdrawn at the request of the Holders of a majority of the Registrable Securities to be registered (in which case all participating Holders of Registrable Securities shall bear such expenses), unless the Holders of a majority of the Registrable Securities agree to forfeit one demand registration pursuant to Section 2.1; provided further, however, that if at the time of such withdrawal, the Holders of Registrable Securities have learned of a material adverse change in the condition, business or prospects of the Company from that known to the Holders of Registrable Securities at the time of their request and have withdrawn the request with reasonable promptness following disclosure by the Company of such material adverse change, then the Holders of Registrable Securities shall not be required to pay any of such expenses and shall retain their rights pursuant to Section 2.1.

     2.6. Expenses of Company Registration. The Company shall bear and pay all expenses incurred in connection with any registration, filing or qualification of Registrable Securities with respect to the registrations pursuant to Section
2.2 for each Holder, including, without limitation, all registration, filing, and qualification fees, printers and accounting fees relating or apportionable thereto and the fees and disbursements of one counsel for the selling Holders selected by them not in excess of $50,000, but excluding underwriting discounts and commissions relating to Registrable Securities.

     2.7. Underwriting Requirements. In connection with any offering involving an underwriting of shares of the Company's capital stock, the Company shall not be required under Section 2.2 to include any of the Holders' securities in such underwriting unless they accept the terms of the underwriting as agreed upon between the Company and the underwriters selected by it (or by other Persons entitled to select the underwriters), and then only in such quantity as the underwriters determine in their sole discretion will not jeopardize the success of the offering by the Company. If the total amount of securities, including Registrable Securities, requested by stockholders to be included in such offering exceeds the amount of securities sold other than by the Company that the underwriters determine in their sole discretion is compatible with the success of the offering, then the Company shall be required to include in the offering only that number of such securities, including Registrable Securities, which the underwriters determine in their sole discretion will not jeopardize the success of the offering (the securities so included to be apportioned (i) first, pro rata among the holders of Registrable Securities according to the total amount of Registrable Securities entitled to be included therein by each Holder of Registrable Securities, and (ii) lastly, pro rata among the other selling stockholders according to the total amount of securities entitled to be included therein owned by each other selling stockholder or in such other proportions as shall mutually be agreed to by such other selling stockholders).

     2.8. Delay of Registration. No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any such registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 2.


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     2.9. Indemnification. In the event any Registrable Securities are included in a registration statement under this Section 2:

          (a) To the extent permitted by law, the Company will indemnify and hold harmless each Holder, any underwriter (as defined in the Act) for such Holder and each Person, if any, who controls such Holder or underwriter within the meaning of the Act, or the 1934 Act, against any losses, claims, damages, or liabilities (joint or several) to which they may become subject under the Act, or the 1934 Act or other federal or state law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any the following statements, omissions or violations (collectively a "Violation"): (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto; (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading; or (iii) any violation or alleged violation by the Company of the Act, the 1934 Act, any state securities law or any rule or regulation promulgated under the Act, or the 1934 Act or any state securities law; and the Company will pay to each such Holder, underwriter or controlling Person, as incurred, any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability, or action; provided, however, that the indemnity agreement contained in this subsection 2.9(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability, or action if such settlement is effected without the consent of the Company, nor shall the Company be liable in any such case for any such loss, claim, damage, liability, or action to the extent that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by any such Holder, underwriter or controlling Person.

          (b) To the extent permitted by law, each selling Holder will indemnify and hold harmless the Company, each of its directors, each of its officers who has signed the registration statement, each Person, if any, who controls the Company within the meaning of the Act, any underwriter, any other Holder selling securities in such registration statement and any controlling Person of any such underwriter or other Holder, against any losses, claims, damages, or liabilities (joint or several) to which any of the foregoing Persons may become subject, under the Act, or the 1934 Act or other federal or state law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such Holder expressly for use in connection with such registration; and each such Holder will pay, as incurred, any legal or other expenses reasonably incurred by any Person intended to be indemnified pursuant to this subsection 2.9(b), in connection with investigating or defending any such loss, claim, damage, liability, or action; provided, however, that the indemnity agreement contained in this subsection 2.9(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder;


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provided, that, in no event shall any indemnity under this subsection 2.9(b)
exceed the gross proceeds from the offering received by such Holder.

          (c) Promptly after receipt by an indemnified party under this Section
2.9 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against an indemnifying party under this Section 2.9, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party (together with all other indemnified parties which may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding.

          (d) If the indemnification provided for in this Section 2.9 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss, liability, claim, damage, or expense referred to therein, then the indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such loss, liability, claim, damage, or expense in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the statements or omissions that resulted in such loss, liability, claim, damage, or expense as well as any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties' relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission.

          (e) Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.

          (f) The obligations of the Company and Holders under this Section 2.9 shall survive the completion of any offering of Registrable Securities in a registration statement under this Section 2, and otherwise.

     2.10. Reports Under the 1934 Act. With a view to making available to the Holders the benefits of Rule 144 promulgated under the Act and any other rule or regulation of the SEC that may at any time permit a Holder to sell securities of the


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Company to the public without registration or pursuant to a registration on Form
S-3, the Company agrees to:

          (a) make and keep public information available, as those terms are understood and defined in SEC Rule 144, at all times after ninety (90) days after the effective date of the first registration statement filed by the Company for the offering of its securities to the general public;

          (b) take such action, including the voluntary registration of its Common Stock under Section 12 of the 1934 Act, as is necessary to enable the Holders to utilize Form S-3 for the sale of their Registrable Securities, such action to be taken as soon as practicable after the end of the fiscal year in which the first registration statement filed by the Company for the offering of its securities to the general public is declared effective;

          (c) file with the SEC in a timely manner all reports and other documents required of the Company under the Act and the 1934 Act; and

          (d) furnish to any Holder, so long as the Holder owns any Registrable Securities, forthwith upon request (i) a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed by the Company, and (ii) such other information as may be reasonably requested in availing any Holder of any rule or regulation of the SEC which permits the selling of any such securities without registration or pursuant to such form.

     2.11. Form S-3 Registration. In case the Company shall receive from any Holder or Holders a written request or requests that the Company effect a registration on Form S-3 and any related qualification or compliance with respect to all or a part of the Registrable Securities owned by such Holder or Holders, the Company will:

          (a) promptly give written notice of the proposed registration, and any related qualification or compliance, to all other Holders; and

          (b) as soon as practicable, effect such registration and all such qualifications and compliances as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Holder's Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any other Holder or Holders joining in such request as are specified in a written request given within 15 days after receipt of such written notice from the Company; provided, however, that the Company shall not be obligated to effect any such registration, qualification or compliance, pursuant to this Section 2.11: (i) if Form S-3 is not available for such offering by the Holders; (ii) if the Company shall furnish to the Holders a certificate signed by the President of the Company stating that in the good faith judgment of the Board of Directors, it would be seriously detrimental to the Company and its stockholders for such Form S-3 Registration to be effected at such time, in which event the Company shall have the right to defer the filing of the Form S-3 registration statement for a period of not more than 90 days after receipt of the request of the Holder or Holders


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                                                                              12


under this Section 2.11; provided, however, that the Company shall not utilize this right more than once in any twelve-month period; (iii) if the participating Holders include the Investor and the aggregate price to the public of the shares to be registered on Form S-3 is less than $1,000,000 (unless all Holders of Registrable Securities are participating and selling all Registrable Securities that they hold); (iv) after the Company has effected three (3) registrations pursuant to this Section 2.11 and such registrations have been declared or ordered effective; and (v) in any particular jurisdiction in which the Company would be required to qualify to do business or to execute a general consent to service of process in effecting such registration, qualification or compliance.

          Subject to the foregoing, the Company shall file a registration statement covering the Registrable Securities and other securities so requested to be registered as soon as practicable after receipt of the request or requests of the Holders. All expenses incurred in connection with a registration requested pursuant to Section 2.11, including, without limitation, all registration, filing, qualification, printer's and accounting fees and the reasonable fees and disbursements of one counsel for the selling Holder or Holders and counsel for the Company not in excess of $50,000, but excluding any underwriters' discounts or commissions associated with Registrable Securities, shall be borne by the Company. Registrations effected pursuant to this Section
2.11 shall not be counted as demands for registration or registrations effected pursuant to Section 2.1.

     2.12. Assignment of Registration Rights. The rights to cause the Company to register Registrable Securities pursuant to this Section 2 may be assigned (but only with all related obligations) by the Investor or subsequent Holder of Registrable Securities to a transferee or assignee of such securities, provided such transferee or assignee agrees in writing to be bound by and subject to the terms and conditions of this Agreement relating to registration of Registrable Securities including without limitation the provisions of Section 2.14 below.

     2.13. Limitations on Subsequent Registration Rights. From and after the date of this Agreement, the Company shall not, without the prior written consent of the Holders of two-thirds (2/3rds) of the outstanding Registrable Securities, enter into any agreement with any holder or prospective holder of any securities of the Company which would allow such holder or prospective holder to include such securities in any registration filed pursuant to this Agreement unless under the terms of such agreement, such holder or prospective holder may include such securities in any such registration only to the extent that the inclusion of his securities will not reduce the amount of the Registrable Securities of the Holders which may be included.

     2.14. Expiration of Registration Rights. The registration rights granted to the Investor under this Section 2 shall expire when the Investor or its permitted assigns is eligible to sell of its Registrable Securities within any ninety (90) day period in reliance on Rule 144 under the Act.

3.   Covenants of the Company.

     3.1. Delivery of Financial Statements. For so long as the Investor or its assignees holds at least fifty percent (50%) of the shares of Common Stock purchased pursuant to the Stock Purchase Agreement, the Company shall deliver to the Investor and each Holder who owns any security of the Company:

          (a) as soon as practicable, but in any event within ninety (90) days after the end of each fiscal year of the Company, an income statement for such fiscal year, a balance sheet of the Company and statement of stockholder's equity as of the end of such year, and a schedule as to the sources and applications of funds for such year, such year-end financial reports to be in reasonable detail, prepared in accordance with generally accepted accounting principles consistently applied ("GAAP"), and audited and certified by independent public accountants of nationally recognized standing selected by the Company;

          (b) as soon as practicable, but in any event within thirty (30) days following the end of each fiscal month, an unaudited profit or loss statement, schedule as to the sources and application of funds for such fiscal month and an unaudited balance sheet, a statement of stockholder's equity as of the end of such fiscal month and comparisons to budget and prior year, in reasonable detail;

          (c) as soon as practicable, but in any event within forty-five (45) days after the end of each of the first three (3) quarters of each fiscal year of the Company, an unaudited profit or loss statement, schedule as to the sources and application of funds for such fiscal quarter and an unaudited balance sheet, a statement of stockholder's equity as of the end of such fiscal quarter and comparisons to budget and prior year, in reasonable detail;

          (d) as soon as practicable, but in any event forty-five (45) days prior to the end of each fiscal year, projected financial statements for the next fiscal year and a business plan as approved by the Board of Directors for the next fiscal year, prepared on a monthly basis, including balance sheets and sources and applications of funds statements for such months and, as soon as prepared, any other budgets or revised budgets prepared by the Company;

          (e) with respect to the financial statements called for in subsections
(b) and (c) of this Section 3.1, an instrument executed by the Chief Financial Officer or President of the Company and certifying that such financials were prepared in accordance with GAAP consistently applied with prior practice for earlier periods (with the exception of footnotes that may be required by GAAP) and fairly present the financial condition of the Company and its results of operation for the period specified, subject to year-end audit adjustment;

          (f) as soon as practicable, copies of all reports filed with the SEC;

          (g) as soon as practicable, copies of all correspondence to and from the NASD, Philadelphia Stock Exchange, Toronto Stock Exchange and the Nasdaq Stock Market;

          (h) prompt notice of any defaults; and

          (i) such other information relating to the financial condition, business, prospects or corporate affairs of the Company as the Investor or any assignee of the Investor may from time to time reasonably request.

     In addition, upon reasonable advance written notice, the Company shall permit the Investor or its authorized agents to inspect the Company's books and records and visit and inspect any of the properties of the Company during normal business hours.

     3.2. Preemptive Rights. Subject to the terms and conditions specified in this Section 3.2 and for so long as the Investor or its assignees hold shares representing at least twenty percent (20%) of all issued and outstanding shares of Common Stock (i.e., excluding options, warrants or other securities convertible into or exchanged for shares of Common Stock), the Company hereby grants to the Investor a preemptive right to subscribe for future sales by the Company of its Additional Stock (as hereinafter defined).

          Each time the Company proposes to offer any shares of, or securities convertible into or exercisable for any shares of, any class of its capital stock ("Additional Stock"), other than (i) any of the options remaining ungranted pursuant to the Option Plan, (ii) the exercise of any options granted under the Option Plan, or (iii) any offering of securities pursuant to an effective registration under the Act, the Company shall first make an offering of such Additional Stock to the Investor in accordance with the following provisions:

          (a) The Company shall deliver a notice by certified mail ("Notice") to the Investor stating (i) its bona fide intention to offer such Additional Stock,
(ii) the number of such shares of Additional Stock to be offered, and (iii) the price and terms, if any, upon which it proposes to offer such Additional Stock.

          (b) Within 20 calendar days after receipt of the Notice, the Investor may elect to purchase or obtain, at the price and on the terms specified in the Notice, up to that portion of such Additional Stock which equals the proportion that the number of shares of Common Stock issued and held, or issuable upon conversion or exercise of any other security then held by the Investor bears to the total number of shares of Common Stock of the Company then outstanding (assuming full conversion and exercise of all convertible or exercisable securities).

          (c) If all Additional Stock which the Investor is entitled to obtain pursuant to subsection 3.2(b) is not elected to be obtained as provided in subsection 3.2(b) hereof, the Company may, during the 30-day period following the expiration of the period provided in subsection 3.2(b) hereof, offer the remaining unsubscribed portion of such

Additional Stock to any Person or Persons at a price not less than, and upon terms no more favorable to the offeree than those specified in the Notice. If the Company does not enter into an agreement for the sale of the Additional Stock within such period, or if such agreement is not consummated within 30 days of the execution thereof, the right provided hereunder shall be deemed to be revived and such Additional Stock shall not be offered unless first reoffered to the Investor in accordance herewith.

          (d) The right set forth in this Section 3.2 may be assigned or transferred by the Investor to a transferee or assignee of any of its shares of capital stock of the Company, provided such transferee or assignee agrees in writing to be bound by and subject to the terms and conditions of this Agreement relating to this Section 3.2.

     3.3. Affirmative Covenants. For so long as the Investor or its assignees holds shares representing at least twenty percent (20%) of all issued and outstanding shares of Common Stock (i.e., excluding options, warrants or other securities convertible into or exchanged for shares of Common Stock), the Company agrees as follows:

          (a) The Company will promptly pay and discharge, or cause to be paid and discharged, when due and payable, all lawful taxes, assessments, and governmental charges or levies imposed upon the income, profits, property, or business of the Company or any subsidiary; provided, however, that any such tax, assessment, charge, or levy need not be paid if the validity thereof shall currently be contested in good faith by appropriate proceedings and if the Company shall have set aside on its books adequate reserves with respect thereof, and provided further, that the Company will pay all such taxes, assessments, charges, or levies forthwith upon the commencement of proceedings to foreclose any lien that may have attached as security therefor. The Company will promptly pay or cause to be paid when due, or in conformance with customary trade terms, all other indebtedness incident to the operations of the Company;

          (b) The Company will keep its properties and those of its subsidiaries in good repair, working order, and condition, reasonable wear and tear excepted, and from time to time make all needful and proper repairs, renewals, replacements, additions, and improvements thereto; and the Company and its subsidiaries will at all times comply with the provisions of all material leases to which any of them is a party or under which any of them occupies property so as to prevent any loss or forfeiture thereof or thereunder;

          (c) The Company will keep its assets and those of its subsidiaries that are of an insurable character insured by financially sound and reputable insurers against loss or damage by fire, extended coverage, and explosion insurance in amounts customary for companies in similar businesses similarly situated; and the Company will maintain, with financially sound and reputable insurers, insurance against other hazards, risks, and liabilities to Persons and property to the extent and in the manner customary for companies in similar businesses similarly situated. The Company will maintain in full force and effect directors and officers insurance, in the amount of not less than five million dollars ($5,000,000);

          (d) The Company will keep true records and books of account in which full, true, and correct entries will be made of all dealings or transactions in relation to its business and affairs in accordance with GAAP applied on a consistent basis;

          (e) The Company and all its subsidiaries shall duly observe and conform to all valid requirements of governmental authorities relating to the conduct of their businesses or to their property or assets;

          (f) The Company shall maintain in full force and effect its corporate existence, rights, and franchises and all licenses and other rights to use patents, processes, licenses, trademarks, trade names, or copyrights owned or possessed by it or any subsidiary and deemed by the Company to be necessary to the conduct of its business;

          (g) The Company will retain independent public accountants of recognized national standing who shall certify the Company's financial statements at the end of each fiscal year. In the event the services of the independent public accountants so selected, or any firm of independent public accountants hereafter employed by the Company are terminated, the Company will promptly thereafter notify the Investor and will request the firm of independent public accountants whose services are terminated to deliver to the Investor a letter from such firm setting forth the reasons for the termination of their services. In the event of such termination, the Company will promptly thereafter engage another firm of independent public accountants of recognized national standing. In its notice to the Investor the Company shall state whether the change of accountants was recommended or approved by the Board of Directors or any committee thereof;

          (h) The Company and all its subsidiaries shall duly observe and conform to all valid requirements of governmental authorities relating to the conduct of their businesses or to their properties or assets; and

          (i) The Company will cause each Person now or hereafter employed by it or any subsidiary with access to confidential information to enter into a proprietary information and inventions agreement substantially in the form approved by the Board of Directors;

          (j) The Company will cause each senior manager and key employee now or hereafter employed by it or any subsidiary to (I) dedicate substantially their full working schedule to the Company and refrain from pursuing outside business activities during the Company's business hours, consistent with the Company's current personnel policies, and (II) enter into a noncompetition and nonsolicitation agreement substantially in the form approved by the Board of Directors;

          (k) The Company will, and will cause each of its subsidiaries to, comply with all applicable requirements of law of any governmental authority in respect of conduct of its businesses and the ownership of its properties, except such as are being contested in good faith and except for such noncompliances as will not in the aggregate have a material adverse effect on its business or properties;

          (l) The Company certifies that it will use the proceeds from the Stock Purchase Agreement only for the purposes set forth in the Stock Purchase Agreement. The Company will deliver to the Investor from time to time promptly following Investor's request, a written report, certified as correct by the Company's chief financial officer, verifying the purposes and amounts for which proceeds from the Stock Purchase Agreement have been disbursed. The Company will supply to the Investor such additional information and documents as the Investor reasonably requests with respect to its use of proceeds and will permit the Investor to have access to any and all Company records and information and personnel as the Investor deems necessary to verify how such proceeds have been or are being used, and to assure that the proceeds have been used for the purposes specified above; and

          (m) Prior to public disclosure and filing with the SEC, the Company shall provide the Investor with the opportunity to review and comment on any press release and filing pursuant to Section 13 or 15(d) of the 1934 Act.

     3.4. Negative Covenants. For so long as the Investor holds shares representing at least twenty percent (20%) of all issued and outstanding shares of Common Stock (i.e., excluding options, warrants or other securities convertible into or exchanged for shares of Common Stock), the Company shall not, without the prior approval of the Investor:

          (a) authorize or issue any equity security (including, without limitation, the granting of any options), other than shares of Common Stock underlying options granted and outstanding as of the date hereof;

          (b) increase the aggregate authorized number of shares of Common Stock or any other class or series of common stock or preferred stock;

          (c) enter into any agreement with any holder of any securities of the Company giving such holder the right to require the Company to initiate any registration of the Company's securities under the Securities Act of 1933, as amended;

          (d) repurchase or redeem any of its securities except as contemplated by the Stock Purchase Agreement;

          (e) (i) merge, combine or consolidate with, or agree to merge, combine or consolidate with, or purchase, or agree to purchase, all or substantially all of the securities of, any Person or (ii) purchase, or agree to purchase, all or substantially all of the assets and properties of, or otherwise acquire, or agree to acquire, all or any portion of, any Person;

          (f) sell all or substantially all of the Company's assets;

          (g) alter or change materially or adversely, the rights of the Common Stock or any other class or series of common stock or preferred stock;

          (h) incur Debt or Guarantees (other than trade payables incurred by the Company in the ordinary course of business) in excess of $100,000;

          (i) amend or propose to amend the Company's certificate of incorporation or by-laws;

          (j) liquidate or dissolve, effect any recapitalization or reorganization, or any stock split, reverse stock split, or, in each case, obligate the Company to do so;

          (k) engage in any other business other than that business currently engaged in by the Company; or

          (l) declare any dividends or distributions.

     3.5. Board of Directors.

          (a) For so long as the Investor holds shares representing at least twelve and a half percent (12.5%) of all issued and outstanding shares of Common Stock (i.e., excluding options, warrants or other securities convertible into or exchanged for shares of Common Stock), the Company, the Identified Shareholders and the Investor agree that (i) the number of directorships for the Board of Directors shall be fixed at eight (8), (ii) the Investor shall be entitled to nominate that proportion of directors for the Board of Directors which equals the proportion that the number of shares of Common Stock issued and held, or issuable upon conversion or exercise of any other security then held by the Investor bears to the total number of shares of Common Stock of the Company then outstanding (assuming full conversion and exercise of all convertible or exercisable securities) (each, an "Investor Director" and collectively, the "Investor Directors"), (iii) the Investor shall be entitled to nominate the Chairman of the Board of Directors and (iv) subject to the requirements of applicable law or any SEC, NASD or IRS rule or regulation, the Investor Directors shall constitute the majority of the members of any committee of the Board of Directors. The Identified Shareholders and the Investor agree to vote their shares of capital stock of the Company, and any shares of capital stock of the Company for which any of the Identified Shareholders have voting rights, in order to comply with the obligations of this Section 3.5(a). As a condition of any transfer, each Identified Shareholder agrees to cause any transferee of all or a portion of such Identified Shareholder's shares of capital stock of the Company to join and be subject to the terms and conditions of this Agreement, including the provisions of this Section 3.5(a). The Company shall reimburse all reasonable expenses incurred by such member(s) of the Board of Directors in fulfillment of their duties.

          (b) The consent of the majority of the members of the Board of Directors, including the consent of at least one Investor Director, shall be required for the Company to:

              (i) Make any capital expenditures in excess of (I) $50,000 in any single transaction or (II) 103% of the amount approved for capital expenditures in the operating budget of the Company for any fiscal year;

              (ii) Make any loan or advance, other than travel advances to employees in the ordinary course of business;

              (iii) Adopt any new or amend any existing employee benefit, bonus or stock plan, or amend any outstanding grant or other agreement entered into with employees pursuant to any existing employee benefit, bonus or stock plan;

              (iv) Engage in any transaction with any Affiliate or officer, director or stockholder (or their relatives), other than in the ordinary course of business and at arms length;

              (v) Sell or dispose of businesses or assets in excess of $50,000 in any fiscal year;

              (vi) Acquire businesses or assets in excess of $50,000 in any fiscal year;

              (vii) Acquire capital stock in any third party in excess of $50,000 in any fiscal year;

              (viii) Enter into any material contracts or commitments;

              (ix) Approve the annual operating and capital budget, or any amendments thereto or deviations therefrom;

              (x) Establish board committees;

              (xi) Waive any material rights or consent to settle any litigation;

              (xii) Institute litigation and similar proceedings outside the ordinary course; or

              (xiii) Make decisions to employ or terminate the Company's senior executives, and fix their compensation.

     3.6. Minority Covenants. The consent of the majority of the members of the Board of Directors, including the consent of at least one director who is not an Investor Director, shall be required for the Company to:

          (a) repurchase or redeem any of its securities;

          (b) (i) merge, combine or consolidate with, or agree to merge, combine or consolidate with, or purchase, or agree to purchase, all or substantially all of the securities of, any Person or (ii) purchase, or agree to purchase, all or substantially all of the assets and properties of, or otherwise acquire, or agree to acquire, all or any portion of, any Person;

          (c) sell all or substantially all of the Company's assets;

          (d) alter or change materially or adversely, the rights of the Common Stock;

          (e) relocate the headquarters of the Company; or

          (f) engage in any other business other than that business currently engaged in by the Company.

4.   Miscellaneous.

     4.1. Successors and Assigns. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the Parties (including transferees of any shares of Registrable Securities); provided, however, that without the written consent of the Company, the Investor shall be prohibited from assigning shares of the Company's capital stock, or the rights attendant to such shares pursuant to the terms of this Agreement, to any Excluded Entity. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the Parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

     4.2. Governing Law. This Agreement shall be governed by and construed under the laws of the State of New York as applied to agreements among New York residents entered into and to be performed entirely within New York.

     4.3. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     4.4. Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

     4.5. Notices. Unless otherwise provided, any notice required or permitted under this Agreement shall be given in writing and shall be deemed effectively given upon personal delivery to the Party to be notified or upon delivery by reputable overnight courier to the Party to be notified or upon deposit with the United States Post Office, by registered or certified mail, postage prepaid and addressed to the Party to be notified at the address indicated for such Party on the signature page hereof, or at such other address as such Party may designate by ten (10) days' advance written notice to the other Parties.

     4.6. Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance), only with the written consent of the Party or Parties against whom such waiver or amendment is sought to be enforced. Any amendment or waiver effected in accordance with this paragraph shall be binding upon all Parties.

     4.7. Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

     4.8. Entire Agreement. This Agreement (including the Schedules hereto, if any) constitutes the full and entire understanding and agreement among the Parties with regard to the subjects hereof and thereof and the Parties acknowledge and agree that any other prior contracts related to the subject matter hereof, are hereby terminated.

     4.9. No Restrictions on Post-Closing Competitive Activities: Corporate Opportunities.

          (a) It is the explicit intent of each of the Parties that the provisions of this Agreement shall not include any non-competition or other similar restrictive arrangements with respect to the range of business activities which may be conducted by the Parties. Accordingly, each of the Parties acknowledges and agrees that nothing set forth in this Agreement shall be construed to create any explicit or implied restriction or other limitation on (i) the ability of any Party to engage in any business or other activity which competes with the business of any other Party hereto, or (ii) the ability of any Party to engage in any specific line of business or engage in any business activity in any specific geographic area.

          (b) The Investor and its Affiliates (excluding the Company) shall have the right to, and shall have no duty not to, (i) engage in the same or similar business activities or lines of business as the Company and its Subsidiaries,
(ii) do business with any client or customer of the Company and its Subsidiaries and (iii) employ or otherwise engage any officer or employee of the Company and its Subsidiaries, and neither the Investor nor any of its Affiliates (excluding the Company) nor any officer or director thereof shall be liable to the Company and its Subsidiaries or its stockholders for breach of any fiduciary duty by reason of any such activities of the Investor and its Affiliates (excluding the Company) or of such Persons' participation therein. Except as would otherwise result in a violation of law by the Investor, its Affiliates (other than the Company), the Company or any of its Subsidiaries, the Company and any of its Subsidiaries shall have the right to, and shall have no duty not to, (i) engage in the same of similar business activities or lines of business as the Investor and its Affiliates, (ii) do business with any client or customer of the Investor and its Affiliates and (iii) employ or otherwise engage any officer or employee of the Investor and its Affiliates and neither the Company nor any of its Subsidiaries nor officer or director thereof shall be liable to the Investor and its Affiliates (excluding the Company) or their shareholders for breach of any fiduciary duty by reason of any such activities of the Company or its Subsidiaries or of such Persons' participation therein. In the event that the Investor or any of its Affiliates (other than the Company) acquires knowledge of a potential transaction or matter which may be a corporate opportunity for both the Investor or any of its Affiliates (other than the Company) and the Company and any of its Subsidiaries, neither the Investor nor its Affiliates shall have any duty to communicate or present such corporate opportunity to the Company or its Subsidiaries and shall not be liable to the Company and its Subsidiaries or to the Company's stockholders for breach of any fiduciary duty as a stockholder of the Company by reason of the fact that the Investor or its Affiliates (other than the Company) pursues or acquires such corporate opportunity for itself, directs such corporate opportunity to another Person, or does not present such corporate opportunity to the Company and its Subsidiaries. In the event that the Company or any of its Subsidiaries acquires knowledge of a potential transaction or matter which may be a corporate opportunity for both the Investor or any of its Affiliates (other than the Company) and the Company or any of its Subsidiaries, neither the Company nor any of its Subsidiaries shall have any duty to communicate or present such corporate opportunity to the Investor or any of its Affiliates and shall not be liable to the Investor or any of its Affiliates (other than the Company) or to the Investor's stockholders for breach of any fiduciary duty by reason of the fact that the Company or any of its Subsidiaries pursues or acquires such corporate opportunity for itself, directs such corporate opportunity to another person or entity, or does not present such corporate opportunity to the Investor or any of its Affiliates (other than the Company). For the purposes of this Section 4.9, "corporate opportunities" of the Company and its Subsidiaries shall include, but not be limited to, business opportunities which the Company or its Subsidiaries are financially able to undertake, which are, by their nature, in a line of business of the Company or its Subsidiaries, are of practical advantage to them and are ones in which the Company or its Subsidiaries have an interest or a reasonable expectancy, and in which, by embracing the opportunities, the self-interest of the Investor or its Affiliates (other than the Company) or any of their respective officers or directors will be brought into conflict with that of the Company and its Subsidiaries, and "corporate opportunities" of the Investor and its Affiliates (other than the Company) shall include, but not be limited to, business opportunities which the Investor and its Affiliates (other than the Company) are financially able to undertake, which are, by their nature, in a line of business of the Investor and its Affiliates (other than the Company), are of practical advantage to them and are ones in which the Investor and its Affiliates (other than the Company) have an interest or a reasonable expectancy, and in which, by embracing the opportunities, the self-interest of the Company or its Subsidiaries or any of their respective officers or directors will be brought into conflict with that of the Investor and its Affiliates (other than the Company).

                            [Signature pages follow]

     IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

                                          THE COMPANY:
                                          -----------

                                          THE ASHTON TECHNOLOGY GROUP, INC.



                                          By: /s/ William W. Uchimoto
                                             -----------------------------------
                                                Name:  William W. Uchimoto
                                                Title: EVP & General Counsel

                                          Address for Notices:

                                          1835 Market Street, Suite 420
                                          Philadelphia, PA  19103

                                          With a copy to:

                                          Christopher S. Auguste, Esq.
                                          Jenkens & Gilchrist Park Chapin LLP
                                          The Chrysler Building
                                          405 Lexington avenue
                                          New York, NY 10174

                                          INVESTOR:
                                          --------

                                          OPTIMARK INNOVATIONS INC.



                                          By: /s/ Niel G. Cohen
                                             -----------------------------------
                                                Name:  Niel G. Cohen
                                                Title: Secretary

                                          Address:

                                          c/o OptiMark Holdings, Inc.
                                          10 Exchange Place
                                          24th Floor
                                          Jersey City, NJ 07302